Exhibit 99.1

PRESS RELEASE

Good Sam Enterprises, LLC Announces

Excess Cash Flow Offer to Purchase 11.50% Notes

July 2, 2012 – (Lincolnshire, Illinois) Good Sam Enterprises, LLC (the “Company”), announced today the commencement of an offer to purchase (the “Offer to Purchase”) up to $4,950,000 in principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2016 (the “Notes”).  The Offer to Purchase will expire at 5:00 p.m., New York City time, on July 31, 2012, unless extended (the “Expiration Date”).

The Offer to Purchase is being made pursuant to the terms of the indenture governing the Notes (the “Indenture”).  The Indenture requires the Company to make an offer to purchase Notes for the semi-annual period ended June 30, 2012 in an amount equal to $5.0 million (the “Offer Amount”).

In accordance with the Indenture and subject to the terms and conditions of the Offer to Purchase, the Company will pay a purchase price in cash equal to 101% of the principal amount of Notes validly tendered (and not validly withdrawn) prior to the Expiration Date that are accepted, plus accrued but unpaid interest thereon to the settlement date for the Offer to Purchase (the “Payment Date”). If the aggregate principal amount of Notes validly tendered in the Offer to Purchase exceeds the Offer Amount, Notes will be accepted for purchase on a pro rata basis, such that the aggregate purchase price for the Notes purchased does not exceed the Offer Amount. Tenders may be validly withdrawn no later than the Expiration Date.

This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Offer to Purchase is only being made pursuant to the excess cash flow offer to purchase and the related letter of transmittal that the Company is distributing to holders of Notes in connection with the Offer to Purchase.

The complete terms and conditions of the Offer to Purchase are set forth in the notice relating to excess cash flow offer and related letter of transmittal.

About Good Sam Enterprises, LLC

Good Sam Enterprises, LLC (GSE) and its wholly owned subsidiaries, serve the safety, security, comfort, and convenience needs of the North American outdoor and recreational vehicle market. The goal is simple: GSE makes RV ownership and the RV lifestyle more enjoyable. With various companies, brands, products and services, GSE targets almost every aspect of this diverse and dynamic niche market.

The corporate headquarters is located in Lincolnshire, Illinois. Subsidiary operations and divisions can be found at multiple locations throughout the United States.